Exhibit 99.1

Contact:    Matthew Shapiro
                   (212) 655-0220

Capital Trust Reports First Quarter 2008

NEW YORK, NY – May 6, 2008 - Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended March 31, 2008.

Highlights included:

•	Operating Results: reported net income of $0.82 per share (diluted) for the first quarter of 2008.

•	Dividends: paid a regular first quarter dividend of $0.80 per share.

•	Originations: originated $49 million of new investment commitments in the first quarter, all for the Company’s managed funds.

•	Portfolio Performance:

o
Recorded no losses or reserves for losses during the quarter in any portfolio.  At quarter end, two balance sheet loans aggregating $22 million (0.7% of total Interest Earning Assets) were non-performing.

o	Received two upgrades and four downgrades on the CMBS portfolio.

o
Subsequent to quarter end, Fitch Ratings upgraded two classes and affirmed all other classes of liabilities issued by CT CDO III.  Fitch attributed the rating actions to the improved credit quality and seasoning of the underlying collateral.

•	Investment Management:

o
Completed second and third closings of CT Opportunity Partners I, LP with gross commitments at quarter end of $389 million.  Subsequent to quarter end, completed the fourth closing, bringing gross commitments to $489 million.

•	Capital Markets:

o	Raised $113 million (net proceeds) of equity capital through issuance of 4,000,000 shares of class A common stock.

o	Executed a one year term out of the Company’s $100 million senior unsecured facility.

"This quarter certainly had its challenges, but our existing book of assets and liabilities emerged in good shape and we are ready to take advantage of the extraordinary investment opportunities created by the credit crisis." said John Klopp, Capital Trust’s CEO.  “We raised new capital both for the balance sheet and the investment management business and we are already putting it to work.  Going forward, things may get noisy, but we firmly believe that our conservative underwriting and unique business model will outperform on all fronts.”

The Company will conduct a conference call at 10:00 a.m. Eastern Time on May 7, 2008 to discuss first quarter 2008 results.  Interested parties can access the call toll free by dialing 800-862-9098 or 785-424-1051 for international participants.  The conference ID is "CAPITAL." A recorded replay will be available from noon on May 7, 2008 through midnight on May 21, 2008. The replay call number is 800-283-4783 or 402-220-0859 for international callers.

Balance Sheet

Total assets were $3.3 billion at March 31, 2008, reflecting a $95 million (3%) net increase from December 31, 2007.  With no new originations for the balance sheet during the quarter, the primary source of asset growth was cash generated by the March 28, 2008 public offering of 4,000,000 shares of class A common stock.

Interest Earning Assets
•	Interest Earning Assets totaled $3.1 billion at March 31, 2008 and had a weighted average all-in effective rate of 6.31%.
•	$873 million (28%) of the portfolio was comprised of CMBS investments with a weighted average all-in effective rate of 6.96% and a weighted average rating of BB.
•	$2.3 billion (72%) of the portfolio was comprised of loan investments with a weighted average all-in effective rate of 6.06% and a weighted average last dollar loan-to-value of 67%.

During the first quarter of 2008, the Company received repayments of Interest Earning Assets totaling $40 million, comprised of one full repayment totaling $17 million, and partial repayments of $23 million.  Additionally, during the quarter the Company funded $29 million of pre-existing commitments under existing loans.

All of the Company’s investments were performing at quarter end with the exception of two loans totaling $22 million: one first mortgage loan with a principal balance of $12 million and one second mortgage loan with a principal balance of $10 million (against which the Company reserved $4 million during the fourth quarter of 2007).  As of March 31, 2008, non-performing assets were less than 1% of total loans and 0.7% of total Interest Earning Assets.

At March 31, 2008, the Company had two Equity Investments in unconsolidated subsidiaries. These consisted of co-investments in two funds that it sponsors and manages: CT Mezzanine Partners III, Inc. (“Fund III”) and CT Opportunity Partners I, LP (“CTOPI”).

Total Interest Bearing Liabilities (CDOs, repurchase agreements, the senior unsecured credit facility, and junior subordinated debentures) were $2.3 billion at March 31, 2008, of which $1.2 billion (51%) were comprised of CDOs that provide non-recourse, non-mark-to-market, index matched financing.  The balance of the Company’s liabilities was in the form of repurchase agreements totaling $910 million (39%), borrowings under the senior unsecured credit facility totaling $100 million (4%) and junior subordinated debentures totaling $129 million (6%). At quarter end, the Company’s $2.3 billion of Interest Bearing Liabilities carried a weighted average cash coupon of 3.91% and a weighted average all-in effective rate of 4.15%.

At March 31, 2008, the Company’s GAAP shareholders’ equity was $503 million, representing a $95 million (23%) increase from December 31, 2007.  The increase was primarily attributable to the Company’s public offering of four million shares of class A common stock, offset by a $17 million decrease in the value of the Company’s interest rate hedges (which are carried at fair value).  Based on shareholders' equity at quarter end, book value per share was $23.00, compared to $22.97 per share at December 31, 2007.  Included in these calculations are 71,284 and 84,743 dilutive shares issuable upon the exercise of outstanding options as of March 31, 2008 and December 31, 2007, respectively.  Had the Company marked all of its assets and liabilities to market, using the values disclosed in its Form 10-Q, the net asset value of the Company would have been $705 million, or $32.21 per share, a 40% increase over stated book value.

At March 31, 2008, the Company had total liquidity of $222 million comprised of $122 million in unrestricted cash, $16 million in restricted cash and $84 million of immediately available liquidity from repurchase agreements. At March 31, 2008, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 4.6-to-1.

Investment Management

At March 31, 2008, the Company managed four private equity funds and one separate account with total assets of $1.3 billion.  All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”).  Two of these funds, Fund III and the CTX Fund I, L.P., have ended their investment periods and are liquidating in the ordinary course of business.  The other funds, CT Large Loan 2006, Inc. (“CT Large Loan”) and CTOPI, are investing and capitalized with $325 million and $389 million ($272 million immediately available) of equity commitments, respectively.  Capital Trust, Inc. has committed to invest $25 million as a limited partner in CTOPI and co-invests on a pari-passu, asset by asset basis with CT Large Loan.  The separate account, CT High Grade Mezzanine (“CT High Grade”) has $350 million of third party equity commitments at quarter end and invests primarily in senior (or high grade) commercial real estate mezzanine investments with rates of return lower than the minimum hurdle rates targeted for the balance sheet.  All of our investment management vehicles are specifically designed to create operating leverage for the CT platform, allowing the Company to earn fees for investing third party capital side by side, senior/junior to or in transactions that are not appropriate for the Company’s balance sheet.

Operating Results Comparison

Income from loans and other investments
Growth in Interest Earning Assets (up $273 million or 10% from March 31, 2007 to March 31, 2008) offset by a 38% decrease in average LIBOR, contributed to an $895,000 (2%) decrease in interest income between the first quarter of 2007 and the first quarter of 2008.  Higher levels of leverage offset in large part by lower levels of LIBOR resulted in a $1.8 million, or 5%, increase in interest expense for the period.  On a net basis, net interest income decreased by $2.7 million, or 13%.

Management fees
Base management fees from the investment management business increased $1.5 million (193%) during the first quarter of 2008 compared with the first quarter of 2007. The increase was attributed primarily to $1.2 million of new fee revenue earned from CTOPI.

Incentive management fees
Incentive management fees from the investment management business were zero, as no incentive fee income was recorded in the first quarter of 2008 compared to $962,000 of incentive management fees from CT Mezzanine Partners II, LP (“Fund II”) recognized in the first quarter of 2007.

Servicing fees
Servicing fee income during the first quarter of 2008 was $178,000 compared with $67,000 in the first quarter of 2007.  The 166% increase in servicing fee revenue was a result of revenue from the servicing contracts acquired as part of the Company’s purchase of the healthcare origination platform in June 2007.

General and administrative expenses
General and administrative expenses include compensation and benefits for employees, operating expenses and professional fees. Total general and administrative expenses increased 1% between the first quarter of 2007 and the first quarter of 2008. Although base employment costs (due primarily to the acquisition of the healthcare origination platform) were higher in the first quarter of 2008 as compared to the first quarter of 2007, the impact was not apparent due to the payment to employees of a portion of incentive management fees ($171,000) from Fund II in the first quarter of 2007.

Depreciation and amortization
Depreciation and amortization decreased by $1.2 million or 92% between the first quarter of 2007 and the first quarter of 2008 due primarily to the write off of $1.3 million of capitalized costs related to the final liquidation of Fund II in the first quarter of 2007.

Income/(loss) from equity investments
Income from equity investments in the first quarter of 2008 resulted primarily from the Company’s share of operating income/(losses) at Fund III and CTOPI. The loss from equity investments in the first quarter of 2007 resulted primarily from the amortization of capitalized costs and operating losses at Fund II (as the fund paid incentive management fees during the period) and the Company’s portion of operating losses of $159,000 at Bracor (sold during the fourth quarter of 2007).

Income taxes
The Company did not pay any taxes in either the first quarter of 2007 or 2008.  However, CTIMCO is a taxable REIT subsidiary and subject to taxes on its earnings.  In the first quarter of 2008, CTIMCO recorded an operating loss before income taxes of $662,000, which resulted in an income tax benefit of $599,000, all of which was recorded. In the first quarter of 2007, CTIMCO recorded an operating loss before income taxes of $1.8 million, resulting in an income tax benefit which was fully reserved.

Net income
Net income decreased by $76,000 from the first quarter of 2007 to the first quarter of 2008.  While the total change in net income was small, several components changed significantly from period to period, as described above.  On a diluted per share basis, net income was $0.82 and $0.84 in the first quarter of 2008 and 2007, respectively, representing a decrease of approximately 2%. The decrease in net income per diluted share resulted from the larger number of weighted average shares outstanding during the first quarter of 2008 (due primarily to the partial period impact of the Company’s common stock offering on March 28, 2008) compared to the first quarter of 2007.

Dividends
The Company’s previously declared dividend for the first quarter of 2008 was $0.80 per share, unchanged from the first quarter of 2007.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to our future financial results and business prospects.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company's loan and CMBS investments, the asset/liability mix, the effectiveness of the Company's hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

About Capital Trust

Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products.  To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager.  Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.”  The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2008 and December 31, 2007
(in thousands, except per share data)

	March 31,	December 31,
Assets	2008	2007
	(unaudited)	(audited)

Cash and cash equivalents	$122,528	$25,829
Restricted cash	15,756	5,696
Commercial mortgage backed securities	873,493	876,864
Loans receivable	2,251,614	2,257,563
Equity investment in unconsolidated subsidiaries	905	977
Deposits and other receivables	3,541	3,927
Accrued interest receivable	14,281	15,091
Deferred income taxes	4,258	3,659
Prepaid and other assets	20,156	21,876
Total assets	$3,306,532	$3,211,482

Liabilities & Shareholders' Equity

Liabilities:
Accounts payable and accrued expenses	$29,623	$65,682
Repurchase obligations	910,049	911,857
Collateralized debt obligations	1,187,904	1,192,299
Senior unsecured credit facility	100,000	75,000
Junior subordinated debentures	128,875	128,875
Participations sold	409,324	408,351
Interest rate hedge liabilities	35,647	18,686
Deferred origination fees and other revenue	1,718	2,495
Total liabilities	2,803,140	2,803,245

Shareholders' equity:
Class A common stock $0.01 par value 100,000 shares authorized, 21,284 and 17,166 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively ("class A common stock")	213	172
Restricted class A common stock $0.01 par value, 410 and 424 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively ("restricted class A common stock" and together with class A common stock, "common stock")	4	4
Additional paid-in capital	541,405	426,113
Accumulated other comprehensive loss	(26,279)	(8,684)
Accumulated deficit	(11,951)	(9,368)
Total shareholders' equity	503,392	408,237

Total liabilities and shareholders' equity	$3,306,532	$3,211,482

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2008 and 2007
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Income from loans and other investments:
Interest and related income	$56,554	$57,449
Less: Interest and related expenses	37,944	36,100
Income from loans and other investments, net	18,610	21,349

Other revenues:
Management fees	2,197	749
Incentive management fees	—	962
Servicing fees	178	67
Other interest income	188	311
Total other revenues	2,563	2,089

Other expenses:
General and administrative	6,901	6,812
Depreciation and amortization	105	1,328
Total other expenses	7,006	8,140

Income/(loss) from equity investments	7	(703)
Income before income taxes	14,174	14,595
Income tax benefit	(599)	(254)
Net income	$14,773	$14,849

Per share information:
Net earnings per share of common stock:
Basic	$0.82	$0.85
Diluted	$0.82	$0.84

Weighted average shares of common stock outstanding:
Basic	17,942,649	17,513,742
Diluted	18,017,413	17,724,495

Dividends declared per share of common stock	$0.80	$0.80